Exhibit 10.15

SECOND AMENDMENT TO VICE PRESIDENT EMPLOYMENT AGREEMENT

This is a second amendment (“Second Amendment”) to the Vice President Employment Agreement (“Agreement”) dated and effective June 1, 2005, as amended effective November 1, 2006, between Globus Medical, Inc., (“Company”), and Brett Murphy, a resident of Pennsylvania (the “Vice President”), collectively referred to hereinafter as the “Parties”. A copy of the Agreement, as amended, is attached hereto as Exhibit A, and is incorporated herein by reference.

This Second Amendment is made and entered into by the Parties and effective the 8th day of February, 2011 (“Effective Date”).

RECITALS

A.	WHEREAS, the Agreement sets forth certain aspects of Vice President’s at-will employment relationship with Company.

B.	WHEREAS, the Parties have agreed to amend certain aspects of Vice President’s employment relationship set forth in the Agreement, including the compensation arrangement and scope of duties, and therefore mutually agree and desire to revise the Agreement to reflect these changes.

NOW, THEREFORE, in consideration of the mutual promises in this Agreement, and other good and valuable consideration, including the continued employment of Vice President by the Company and the additional compensation, bonus and stock options received by Vice President from the Company, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

A.	Paragraph 1 is revised to read, in its entirety, as follows:

1.	EMPLOYMENT. The Company hereby employs Vice President, and Vice President hereby accepts employment. Vice President shall serve as the Executive Vice President of United States Sales.

B.	Paragraph 4 (a) is revised to read, in its entirety, as follows:

a.	BASE SALARY. Vice President shall receive a base salary of $275,000.00 per year (“Base Salary”) to be paid in accordance with Company’s regular pay schedule, less federal, state and local payroll taxes and other withholdings legally required or properly requested by Vice President, in accordance with the Company’s regular payroll practices and procedures.

i.	Auto Allowance. Vice President shall receive a monthly auto allowance of $700.00.

C.	Paragraph 4(b) is revised to read, in its entirety, as follows:

b.	SIGNING BONUS. Upon signing of this Second Amendment, Company shall pay Vice President a bonus in the amount of $227,248.00, less federal, state and local payroll taxes and other withholdings legally required or properly requested by Vice President, in accordance with the Company’s regular payroll practices and procedures. Vice President authorizes Company to apply the full net amount of this signing bonus to payment of the outstanding balance of the promissory note between the Parties dated November 1, 2006.

D.	Paragraph 4(c) is revised to read, in its entirety, as follows:

c.	ANNUAL BONUS. Subject to its financial ability, Company will establish an incentive bonus plan (“Bonus Plan”) in which Vice President shall be eligible to participate. Under the terms of the Bonus Plan, it is expected that Vice President will be able to earn $275,000 per year calendar year based on individual and Company performance, payable according to the Company’s standard bonus payment schedule and terms, and contingent upon Vice President’s achievement of certain sales quotas as defined by and subject to change at the discretion of the Company.

E.	Paragraph 4(e) is added as follows:

e.	STOCK OPTIONS. Company shall grant to Vice President an option to purchase 50,000 shares of the Company’s common stock, vesting over a period of four years, with an exercise price equal to the fair market value at the time of grant, and conditioned on approval by the Company’s Board of Directors and execution of the Globus Stock Option Agreement and related documents.

F.	Paragraph 6 is revised to add the following subparagraphs (a), (b) and (c):

a.	Termination Without Severance Benefits. If this Agreement and Vice President’s employment hereunder is terminated: (i) by Vice President for any reason other than Good Reason; (ii) pursuant to Subsection 5(d) (other termination by Company); (iii) pursuant to Subsection 5(a) (voluntary resignation); (iv) pursuant to Subsection 5(c) (for “Cause”); or (v) for any other reason other than those entitling Vice President to severance benefits below, then no other payment or severance benefit will be payable to Vice President by the Company.

b.	Termination with Severance Benefits. If Vice President’s employment is terminated pursuant to Subsection 5(b) (by the Company without “Cause”) or 5(e)

(by Vice President for “Good Reason”), then Vice President shall be entitled to receive a continuation of Base Salary for a period of six (6) months from the date of termination. For the six (6) month period following termination, Vice President shall report to the Company concerning any other employment activities during such period within five (5) business days of commencing such activities and shall permit the Company to inspect records concerning his compensation therefor at the Company’s request. Notwithstanding the foregoing, however, no amount shall be payable to Vice President under this Section 6 unless and until Vice President executes and delivers to the Company, in a form acceptable to the Company and its counsel, a general release of claims against the Company.

c.	Withholding From and Offset of Severance Benefits. The obligation of the Company to make any payment pursuant to this Section 6 of the Agreement shall be subject to the following:

(i)	Taxes. The Company shall withhold all applicable federal, state and local taxes as required by relevant law and regulation then in effect including, without limitation, FICA and other taxes.

(ii)	Debts and Liabilities of Vice President. The Company may withhold from or offset against its payment to the Vice President any liabilities or debts of the Vice President to the Company, and may defer this payment during the pendency of resolution of any claims of the Company against the Vice President of any nature.

(iii)	Post-Termination Employment Compensation. If, within six (6) months following the date of termination of employment from the Company, Vice President secures employment with another individual or entity (“Subsequent Employer”), the Company may offset against its payments to the Vice President the amount of any and all such compensation Vice President receives from the Subsequent Employer during this six (6) month period.

This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by fax or PDF shall be effective as delivery of a manually executed counterpart of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Vice President Employment Agreement effective as of the day and year first above written.

GLOBUS MEDICAL, INC.

By:	/s/ David Demski
Name: David Demski
Title: President & Chief Operating Officer

VICE PRESIDENT

/s/ Brett Murphy
BRETT MURPHY

4